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                                                               Exhibit 10.01


                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT, dated as of December 27, 1995 between Phoenix Color Corp., a New York corporation ( the "Purchaser"), and Edmund J. Corvelli Jr., James F. Middleton, Edward A. Moneghan (referred to collectively as the "Individual Stockholders"), Chemical Venture Capital Associates, a California Limited Partnership ("CVCA"), and Edmund J. Corvelli, Jr., James F. Middleton and Edward A. Moneghan, as Voting Trustees (the "Voting Trustees") of the New England Book Corporation Voting Trust.

                                    RECITALS

         A. The Individual Stockholders, CVCA, certain persons listed on Schedule A annexed hereto (the "Employee Stockholders"), and the Voting Trustees (all of the foregoing being referred to collectively as the "Sellers") beneficially own or hold of record, in the aggregate, 1,000,000 shares of Common Stock of New England Book Holding Corporation, a Delaware corporation ("NEBH");

         B. The Individual Stockholders are active in the management of NEBH, which conducts a book cover and component printing business through its wholly-owned subsidiary, New England Book Components, Inc. ("NEBC"), a Massachusetts corporation ( NEBH and NEBC being sometimes collectively referred to herein as the "Corporations");


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         C. The Sellers desire to sell and the Purchaser desires to buy
1,000,000 shares of NEBH Common Stock, constituting all of the issued and outstanding Common Stock of NEBH, subject to the terms and conditions of this Agreement; and

         D. The parties desire to set forth in this Agreement the terms and conditions of such sale and purchase, and to enter into the other agreements and arrangements provided for herein;

         NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises, covenants, representations and warranties made herein, and the sum of $10.00 and other good and valuable consideration paid and given by each party to the others, receipt of which is hereby acknowledged, THE PARTIES AGREE AS
FOLLOWS:

                         I. PURCHASE AND SALE OF SHARES

         1.1 Purchase and Sale of the Shares. Subject to all of the terms and conditions of this Agreement, the Purchaser agrees to buy and the Sellers agree to sell an aggregate of 1,000,000 shares of NEBH Common Stock, $.01 par value (the NEBH Shares), constituting all, and not less than all, of the outstanding shares of NEBH, for a purchase price of $21.00 per share, representing an aggregate purchase price (the "Purchase Price") of Twenty-One Million Dollars ($21,000,000) . The number of Shares being purchased from and sold by each of the Sellers, and the portion of the Purchase Price to be paid to each of the Sellers, is as set forth in Schedule A annexed to and included in this Agreement.

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         1.2   Payment of Purchase Price; Disbursing Agent; Escrow Payment. The
Purchase Price will be paid in immediately available funds by wire transfer, payable to Choate, Hall & Stewart, as special counsel for the Sellers, who will act as a disbursing agent (the "Disbursing Agent") and will be authorized by the Sellers to receive and disburse such Purchase Price payment in the amounts to which each of the Sellers is entitled as set forth in Schedule A, provided, however, that the Purchase Price payment and the amounts so disbursed shall be adjusted to reflect the setting aside and delivery in escrow of a portion of the Purchase Price as set forth in Article VIII hereof.

         1.3 Closing. The closing for the sale and purchase of the NEBH Shares (the "Closing") shall take place at the offices of Rosner, Bresler, Goodman & Bucholz, 521 Fifth Avenue, New York, New York 10175 at 10:00 a.m. on January 2, 1996 or such other time and date as the parties may agree to in writing (the "Closing Date"). At the Closing:

               (a) each of the Sellers will deliver (or, in the case of the Employee Stockholders, will cause the Individual Stockholders, and the Voting Trustees acting on behalf of the Employee Stockholders, to deliver) to the Purchaser, free and clear of all liens, claims, charges and encumbrances, certificates representing, in the aggregate, all of the NEBH Shares, which shall be validly issued, duly endorsed for transfer to the Purchaser or accompanied by valid stock powers or other instruments of transfer duly executed, and accompanied by all requisite stock transfer tax stamps;

               (b) subject to the provisions of Article VIII hereof, the Purchaser will deliver to the Disbursing Agent the payment required under
Section 1.2 above;

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               (c)  the Purchaser, the Individual Stockholders, CVCA and the
Escrow Agent (as hereinafter defined) will execute and deliver an escrow agreement, and the Purchaser will arrange to deposit in escrow the $2,100,000 portion of the Purchase Price to be paid in installments subsequent to the Closing Date, in accordance with the provisions of Article VIII hereof;

               (d) the Purchaser and the Individual Stockholders and CVCA will execute and deliver to each other (and, where required, the Individual Stockholders will cause the Employee Stockholders to execute and deliver) those agreements, consents, powers of attorney, documents and other items required to be delivered pursuant to Article VI hereof; and

               (e) the parties will deliver all other documents and take all other actions required to be delivered or taken at the Closing in accordance with this Agreement.

                      II. EMPLOYMENT AND OTHER ARRANGEMENTS

         2.1 Employment Agreements. At the Closing, the Purchaser will enter into separate two-year employment agreements with Edmund J. Corvelli, Jr., and Edward A. Moneghan, on the terms and in the form set forth as Exhibit 1 annexed to this Agreement, and Messrs. Corvelli and Moneghan, by their signatures to this Agreement, each confirms that he will execute and deliver his respective employment agreement.

         2.2 Non-Competition Agreement. At the Closing, the Purchaser will enter into an agreement with James F. Middleton, in the form set forth as
Exhibit 2 annexed to this Agreement, pursuant to which Purchaser will agree to pay James F. Middleton the compensation provided in such

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agrement in return for an undertaking by James F. Middleton not to engage, directly or indirectly, in any activity competitive with the business of the Purchaser, NEBH or NEBC, as defined in Exhibit 2, for a period of four (4) years from the Closing.

         2.3 Option to Acquire Shares of Purchaser. At the Closing, the Purchaser will enter into a stock option agreement with Edmund J. Corvelli, Jr., and Edward A. Moneghan granting them the collective right to purchase an aggregate of up to 1,400 shares of the Purchaser's Class A common stock for a price of $3,214.28 per share, with such right of purchase to be allocated between Messrs. Corvelli and Moneghan as they shall determine; provided, however, that neither person shall have the right to purchase more than 1,000 such shares. The stock option agreement will be in the form set forth as Exhibit 3 annexed to this Agreement, and will provide for (i) an option exercise period which will commence at the Closing and will terminate at the earlier of 15 days after delivery of Purchaser's financial statements for the six-month period ending June 30, 1996, or 45 days after notice of the filing by Purchaser of a registration statement for a public offering of Purchaser's shares, and (ii) registration rights with respect to any shares of Purchaser acquired under the stock option agreement, comparable to those available to other shareholders of the Purchaser.

         2.4   Certain Leased Facilities.    At the Closing:

               (a) The Individual Stockholders will deliver, at their own cost and expense, an executed instrument, satisfactory in form and substance to the Purchaser and its attorneys, by which the landlord of the manufacturing facility located at 125 Industrial Park Road, Hingham, Massachusetts, presently occupied by NEBH and NEBC, will cause the lease for such facilities to terminate on the

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second anniversary of the Closing, without any further liability to NEBH, NEBC or the Purchaser;

and

         (b) Beginning six months after the Closing, and subject to the terms and conditions of the applicable lease, the Individual Stockholders and CVCA will have the right to obtain a suitable subtenant or assignee for the additional facilities occupied by NEBH and NEBC at 110 Industrial Park Road, Hingham, Massachusetts, and, in the event such subtenant or assignee shall duly occupy such facilities with the consent of the Purchaser (which consent shall not be unreasonably withheld) and the landlord of such facilities, the Purchaser shall cause any net rental received by it from such occupancy prior to the termination of the applicable lease immediately to be remitted to the Disbursing Agent, who will pay such net rental to the Individual Stockholders and CVCA in the following percentages: Corvelli - 21.85714%; Middleton - 21.85714%; Moneghan
- 7.28572%; and CVCA - 49%. For purposes of this provision, "net rental" shall mean the gross rental or other sums actually received by Purchaser from such subtenant or assignee, less the cost to Purchaser of (i) any fix-up or repair activities for, and capital improvements in, such facilities required by such subtenant or assignee, and (ii) any expenditures of Purchaser in attempting to obtain such subtenant or assignee; provided, however that any such deductions shall not include monthly rental charges payable to the landlord of such facilities, the amounts of which have been taken into consideration in the calculation of the Purchase Price. If such subtenant or assignee should default in the payment of rental due after occupying such facilities, Purchaser shall be entitled, after such default, to withhold payment of any amounts otherwise due the Individual Stockholders and CVCA under this subsection. In addition to paying any net rental to the Individual Stockholders and CVCA as contemplated by this subsection, the Purchaser shall be required to pay to the Individual Stockholders and CVCA, in the percentages

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described above in this subsection, the amount representing the actual gross rents forgiven by the landlord of such facilities in connection with any sale or other transfer of such facilities as a result of which the Purchaser (or any subtenant or assignee) ceases to occupy such facilities.

               III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Individual Stockholders and CVCA jointly and severally represent and warrant to the Purchaser, acknowledging that the Purchaser is relying materially thereon, as follows:

         3.1 Organization and Standing. NEBH is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEBC is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and is a wholly-owned subsidiary of NEBH. The Corporations have all requisite corporate power to carry on their respective businesses as they are now being conducted, and each is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary under applicable law, except where the failure to qualify (individually or in the aggregate) does not have any material adverse effect on their respective businesses. The copies of the Certificate of Incorporation and by-laws of NEBH, as amended to date, delivered to the Purchaser, are true and complete copies of these documents as now in effect. The copies of the Articles of Organization and the by-laws of NEBC, as amended to date, delivered to the Purchaser, are true and complete copies of such documents now in effect. The minute books of each of the Corporations, as presented for inspection by Purchaser, are accurate and complete in all material respects.

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         3.2   Capitalization. The authorized capital stock of NEBH consists of
1,500,000 shares of Common Stock, $.01 par value, of which 1,000,000 shares are issued and outstanding as of the date hereof. The authorized capital stock of NEBC consists of 1,000 shares of Common Stock, no par value, of which 1,000 shares are validly issued and outstanding as of the date hereof. Except as set forth in this paragraph, there is no other authorized class, series or unit of securities, of any kind, evidencing a proprietary interest in NEBH. None of the shares of NEBH or NEBC has been issued in a manner giving rise to claims for violation of the securities laws of any jurisdiction.

         3.3   Ownership, Transfer and Validity.

               (a) All of the NEBH Shares are fully paid, duly and validly issued and beneficially owned by the persons listed, in the respective amounts indicated, in Schedule A and, where indicated in Schedule A, such NEBH Shares are held of record by the Voting Trustees under a Voting Trust Agreement dated September 1, 1987 ( the "Voting Trust Agreement"), which (i) is in full force and effect as of the date hereof and (ii) authorizes the Voting Trustees to act in accordance with the terms thereof on behalf of all of the beneficiaries named therein. All of the issued and outstanding shares of NEBC are owned beneficially and of record by NEBH. Except for the Voting Trust Agreement and as set forth in
Section 3.3 of the Sellers Disclosure Schedule annexed to this Agreement (the "Sellers Disclosure Schedule"), there is no option, warrant, call, convertible security, preemptive right or commitment of any kind relating to unissued shares of the capital stock of either NEBH or NEBC. Other than NEBH's ownership of the shares of NEBC, neither of the Corporations owns any shares of capital stock or other interest in any corporation, partnership, association or other entity.

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         (b)   The NEBH Shares to be delivered at the Closing will be free and clear of any liens, charges, encumbrances or claims. The sale and delivery of the NEBH Shares to Purchaser, when consummated pursuant to this Agreement, will transfer to and vest in Purchaser the ownership of all, and not less than all, the issued and outstanding shares of NEBH.

         (c) This Agreement constitutes the valid and binding obligation of the Individual Stockholders, CVCA and the Voting Trustees enforceable against the Individual Stockholders, CVCA and the Voting Trustees in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

         3.4 Financial Statements. The consolidated financial statements of NEBH and NEBC for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, audited by Arthur Andersen LLP, independent certified public accountants, the unaudited consolidated balance sheet of NEBH and NEBC (the "Balance Sheet") as of September 30, 1995 (the "Balance Sheet Date") and the unaudited statements of operations and retained earnings and cash flows for the nine-month period then ended (such audited and unaudited financial statements being referred to collectively as the "Financial Statements"), copies of which have been delivered to the Purchaser, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are accurate and complete, and present fairly the financial condition of the Corporations as of the respective dates indicated and the results of their operations and cash flows for the respective periods indicated, subject, in the case of unaudited Financial Statements, to audit and other customary adjustments and the absence of footnotes.

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         3.5   No Undisclosed Liabilities. Section 3.5 of the Sellers Disclosure
Schedule lists each and every liability of NEBH and NEBC (whether accrued, absolute, contingent or otherwise) as of the Balance Sheet Date, and such liabilities are fully reflected in the Balance Sheet. Except as set forth in
Section 3.5 of the Sellers Disclosure Schedule, to the best knowledge of the Individual Stockholders and CVCA, the Corporations are not subject to any material liability (defined, for purposes of this Section 3.5, as any single item in excess of $5,000), whether absolute, contingent, accrued or otherwise, other than (i) liabilities of the same nature as those set forth in Section 3.5 of the Disclosure Schedule which were incurred by the Corporations in the ordinary course of business after the Balance Sheet Date, (ii) liabilities arising under existing agreements to which NEBC and /or NEBH is a party (excluding liabilities arising on account of breaches by NEBC or NEBH of such existing agreements which breaches are not disclosed in the Sellers Disclosure Schedule), and (iii) other liabilities disclosed in the Sellers Disclosure Schedule. Except as disclosed herein, neither of the Corporations have any material unrealized or anticipated losses, in excess of $5,000 for a single item, from unfavorable commitments.

         3.6 Books and Records. The books and records of the Corporations are true, accurate and complete in all material respects and have been maintained in accordance with generally accepted accounting principles applied on a consistent basis.

          3.7 Accounts Receivable. The accounts receivable of NEBH and NEBC reflected in the Balance Sheet (except those accounts receivable collected since the Balance Sheet Date) and as listed in Section 3.7 of the Sellers Disclosure Schedule (which sets forth the accounts receivable on the books of the Corporations, together with an aging schedule) have been generated in the ordinary

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course of business and reflect bona fide obligations for the payment of goods or services provided by the Corporations. The amounts reflected in such accounts receivable are expected (but not guaranteed) to be fully collected in the ordinary course of business, on a schedule consistent with past collection practices of the Corporations, except to the extent reserved against in the Balance Sheet.

         3.8 Inventories. The inventories of NEBH and NEBC reflected in the Balance Sheet and listed in Section 3.8 of the Sellers Disclosure Schedule are in good, merchantable and usable condition, have been reflected in the Balance Sheet at cost, and include no obsolete or discontinued items, or items which have failed any quality testing, in each case except to the extent reserved against in the Balance Sheet. Except as set forth in Section 3.8 of the Sellers Disclosure Schedule, such inventories are located and maintained at the Corporations' facilities in Hingham, Massachu setts, and are owned free and clear of any liens, encumbrances, charges or claims of others, except for the encumbrance (the "Permitted Encumbrance") consisting of claims, liens, mortgages, charges, security interests and encumbrances or other restrictions or limitations in favor of Fleet Bank of Massachusetts, N.A. ("Fleet") pursuant to the Credit Agreement dated as of December 23, 1995 (the "Credit Agreement") between NEBC and Fleet and the related credit documents referenced therein.

         3.9 Backlog. Section 3.9 of Sellers Disclosure Schedule accurately sets forth as of the Balance Sheet Date the name, aggregate contract price, revenues received to date and balance remaining on all projects of the Company then in progress or under contract to be performed.

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         3.10  Real Property Leases. NEBH and NEBC are tenants in the facilities described and under the lease agreements listed in Section 3.10 of Sellers Disclosure Schedule, and each of such lease agreements is in full force and effect, and is valid and binding and enforceable in accordance with its terms. Neither NEBH nor NEBC is in default in the performance of any provision of such leases. Except as set forth in Section 3.10 of the Sellers Disclosure Schedule, neither NEBH nor NEBC has collaterally assigned or encumbered its interest under such leases. The current use by NEBH or NEBC of any of the real property leased by either of them does not violate any environmental or local zoning or similar land use laws.

         3.11 Machinery and Equipment. Section 3.11 of Sellers Disclosure Schedule lists each item of NEBH or NEBC machinery and equipment with an original cost on the books of the Corporations in excess of $500 per item (the "Equipment"). All of such Equipment is owned by NEBH or NEBC, free and clear of any liens, charges, encumbrances or security interests, except as set forth in
Section 3.11 and Section 3.12 of the Sellers Disclosure Schedule, and except for the Permitted Encumbrance. With respect to any Equipment held under an equipment lease, any such lease is in full force and effect and neither NEBH nor NEBC is in default thereunder. The Equipment is in good operating condition and repair and is suitable for use in the ordinary course of business of NEBH and NEBC, and includes all machinery and equipment necessary to manufacture the products sold by NEBH and NEBC and to operate the business of the Corporations as currently conducted.

         3.12 Title to Assets Generally. Except as stated in Section 3.12 of Sellers Disclosure Schedule, NEBH and NEBC hold good and marketable title to their respective assets reflected on

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the Balance Sheet and to all assets and properties whose ownership has been acquired by NEBH or NEBC after the Balance Sheet Date (except assets sold or consumed in the ordinary course of business subsequent to the Balance Sheet
Date), free and clear of all adverse claims, liens, mortgages, charges, security interests, encumbrances or restrictions other than the Permitted Encumbrance.

         3.13 Contracts Listed; No Default. Section 3.13 of the Sellers Disclosure Schedule contains a complete and correct list as of the date hereof of all agreements, contracts and commitments of the following types, written or oral, to which NEBH or NEBC is a party or by which NEBH or NEBC or any of its properties is bound as of the date hereof: (i) mortgages, indentures, security agreements, letters of credit, loan agreements and other agreements, guarantees and instruments relating to the borrowing of money or extension of credit; (ii) employment, consulting, severance and agency agreements; (iii) collective bargaining agreements; (iv) bonus, profit-sharing, compensation, stock option, stock purchase, pension, severance, retirement, deferred compensation or other plans, trusts or funds for the benefit of employees, officers, agents or, directors (whether or not legally binding); (v) sales agency, manufacturer's representative or distributorship agreements; (vi) agreements, orders or commitments for the purchase of raw materials, supplies or finished products exceeding $10,000 in amount; (vii) agreements, orders or commitments for the sale of products exceeding $10,000 in amount; (viii) licenses of intellectual property, transfer of technology or know how and other intellectual property rights; (ix) confidentiality agreements, including agreements binding any of NEBH or NEBC's employees; (x) agreements or commitments for capital expenditures in excess of $5,000 for any single project (it being warranted that all undisclosed

                                        13


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agreements or commitments for capital projects do not exceed $25,000 in the aggregate for all projects); (xi) brokerage or finder's agreements; (xii) stockholders' agreements and any agreements restricting the transfer of any of the shares of NEBH or NEBC; (xiii) joint venture and partnership agreements;
(xiv) leases for real and personal property; and (xv) other agreements, contracts and commitments which in any case involve payments or receipts of more than $10,000. The Sellers have made available to the Purchaser complete and correct copies of all such written agreements, contracts and commitments, together with all amendments thereto, and provided accurate descriptions of all oral agreements listed in Section 3.13 of the Sellers Disclosure Schedule. All agreements, contracts and commitments referred to in this Section 3.13 are in full force and effect in accordance with their respective terms and there does not exist thereunder as of the date hereof any default by NEBH or NEBC or, to the knowledge of the Individual Stockholders or CVCA, any other party thereto, or event or condition which, after notice or lapse of time or both, would constitute a default thereunder on the part of NEBH or NEBC or, to the knowledge of the Individual Stockholders or CVCA, any other party thereto. Neither NEBH nor NEBC has granted any powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction, except as set forth in Section 3.28.

         3.14 Related Party Transactions. Except as set forth in Section 3.14 of the Sellers Disclosure Schedule, neither NEBH nor NEBC has made any loans to any officer, director, shareholder or employee, outstanding on the date of this Agreement, nor entered into any agreement or arrangement with any such person, or with a parent, child, spouse or sibling of such person, in which such person or any of such relatives has a material direct or indirect economic interest in such

                                       14


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arrangement or agreement, other than compensation arrangements in keeping with the usual and customary practices of the Corporations.

         3.15 Customers and Customer Deposits. Set forth in Section 3.15 of the Sellers Disclosure Schedule is a true and complete list of customers and customer deposits shown on the Balance Sheet, indicating for each customer the date on which the deposit was received, the amount of each deposit, the product(s) ordered, the total purchase price for each such product, the current stage of production and the estimated delivery date for the product(s) ordered. Except as therein set forth, each of the customer deposits represents a bona fide customer order for a product or products that NEBH and NEBC reasonably believe can be delivered in accordance with the specifications and upon the terms agreed to with the customer. Neither NEBH nor NEBC is engaged in any material dispute with any customer, and the entering into and performance of this Agreement is not expected to have any material adverse effect on the business relationship between NEBH and NEBC and such customers.

         3.16 Employee Benefit Plans. With respect to each employee benefit plan of NEBH or NEBC:

               (a) Section 3.16(a) of the Sellers Disclosure Schedule sets forth all pension, savings, retirement, health, insurance, severance and other employee benefit or fringe benefit plans, within the meaning of Section 3(3) of ERISA, maintained currently with respect to the business of NEBH and NEBC (referred to herein as the "Plan" or "Plans"). With respect to the Plans, the Sellers have delivered to the Purchaser copies of: (i) the Plan documents, and, where applicable, related trust

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agreements, and any related agreements which are in writing; (ii) summary plan descriptions; (iii) the most recent Internal Revenue Service ("IRS") determination letter relating to each Plan for which a letter of determination was obtained; (iv) to the extent required to be filed, the most recent Annual Report (Form 5500 Series and accompanying schedules of each Plan and applicable financial statements) as filed with the IRS; (v) audited financial statements, if any.

               (b) Except as set forth in Section 3.16(b) of the Sellers Disclosure Schedule, (i) to the best knowledge, after reasonable inquiry, of the Individual Stockholders and CVCA, in all material respects, each Plan conforms to, and its administration is in compliance with, all applicable requirements of law, including, without limitation ERISA and the Internal Revenue Code of 1986 (the "Code") and all rules and regulations promulgated pursuant thereto, and
(ii) all of the Plans are in full force and effect as written, and all premiums, contributions and other payments required to be made by the NEBH or NEBC under the terms of any pension plan as defined in Section 3(2) of ERISA (a "Pension Plan") or welfare plan as defined in Section 3(1) of ERISA (a "Welfare Plan") have been made. There are no Plan defects which would make any of the Plans eligible for any IRS voluntary compliance programs, including the IRS Voluntary Compliance Resolution Program (VCR), Standardized VCR Program, Closing Agreement Program (CAP), and/or Walk-In CAP.

               (c) Except as set forth in Section 3.16(c) of the Sellers Disclosure Schedule, each Plan maintained by the Corporations with respect to their business that is a Pension Plan is qualified under Section 401(a) of the Code, and a favorable determination letter has been issued by the IRS with respect to each such qualified Pension Plan. No Plan maintained by the Corporations that is a Welfare Plan is funded through a voluntary employee beneficiary association as defined in Section 501(c)(9) of the Code.

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               (d)  Except as set forth in Section 3.16(d) of the Sellers
Disclosure Schedule, all required installments as defined in Section 412(m) of the Code required to be made by the Corporations or any trade or business (whether or not incorporated) under common control with the Corporations within the meaning of Sections 414(b), (c), (m) or (o) of the Code (the "Controlled Group") before the Closing Date with respect to each Pension Plan will have been paid prior to the Closing Date. No Pension Plan maintained by the Corporations or the Controlled Group has incurred any "accumulated funding deficiency" (whether or not waived) as that term is defined in Section 412 of the Code or
Section 302 of ERISA.

               (e) Except as set forth in Section 3.16(e) of the Sellers Disclosure Schedule, there are no multiemployer plans (as defined in Subsection 3(37) of ERISA) in which the Corporations or any other trade or business under common control (within the meaning of Section 414(b) or (c) of the Code) has ever participated or to which a contribution or other payment is required.

               (f) Except as set forth in Section 3.16(f) of the Sellers Disclosure Schedule or as required by COBRA, no Pension Plan has been terminated since September 1, 1974, in a termination which will result in any liability to be incurred by the Corporations under Title IV of ERISA. Except as indicated in
Section 3.16(f) of the Sellers Disclosure Schedule, none of the Pension Plans that are subject to Title IV of ERISA have been partially terminated or have been the subject of a "reportable event" as defined in Section 4043 of ERISA. No proceedings by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any of the Pension Plans pursuant to Subtitle C of Title IV of ERISA have been instituted or threatened. All required premiums have been paid to the PBGC with respect to all Pension Plans.

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               (g)  Except as set forth in Section 3.16(g) of the Sellers
Disclosure Schedule or as required by COBRA, the Corporations do not maintain any plan providing post-retirement benefits other than pension benefits provided under a Pension Plan qualified under Section 401(a) of the Code ("Post-Retirement Benefits"). The Corporations are not liable for Post-Retirement Benefits under any plan not maintained by them. To the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, the Corporations have complied in all material respects with the requirements of
Section 4980B of the Code and Sections 601 to 608 of ERISA relating to continuation coverage for group health plans.

               (h) Except as disclosed in Section 3.16(h) of the Sellers Disclosure Schedule, with respect to each Pension Plan that is a "defined benefit plan" within the meaning of Section 414(j) of the Code, the present value of all accrued benefits under the Plan does not exceed the present value of the assets of the Plan, with both such amounts calculated as of the same date based on the actuarial assumptions established by NEBH or NEBC for funding. The Sellers have delivered to the Purchaser a true and complete copy of the most recent actuarial report for each such Pension Plan.

               (i) Except as disclosed in Section 3.16(i) of the Sellers Disclosure Schedule, each Plan has filed all required reports, documents and notices with the IRS, the United States Department of Labor and the PBGC.

               (j) There are no investigations, proceedings, or lawsuits pending or, to the best knowledge of the Individual Stockholders or CVCA, threatened against any Plan by any administrative agency, whether local, state or federal.

               (k) Other than routine employee claims for benefits, there are no lawsuits or other claims pending or, to the best knowledge of the Individual Stockholders or CVCA, threatened against any Plan, the Corporations or any fiduciary (within the meaning of Section 3(21)(A) of ERISA) of a Plan brought on behalf of any participant, beneficiary or any such fiduciary thereunder, nor is there any reasonable basis for any such claim.

               (l) All amendments required to have been made prior to the date hereof to comply with applicable law (whether required by reason of the enactment of legislation or otherwise) have been adopted with respect to each Plan.

               (m) With respect to each Plan, (A) no nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred, and (B) no income has been received that constitutes "unrelated business taxable income" within the meaning of Section 512 of the Code or "unrelated debt-financed income" within the meaning of Section 514 of the Code.

               (n) All applicable local, state and federal income tax withholding obligations have been satisfied with respect to all benefits paid under each Plan.

               (o)  As set forth in Section 3.16(o) of the Sellers Disclosure
Schedule:

                    (i) on or before December 31, 1995 the Corporations shall cause to be terminated The 401 (k) Profit Sharing Plan for the Employees of New England Book Components, Inc. ("NEBC 401(k) Plan");

                    (ii) prior to the Closing Date, the Corporations shall make any and all filings and submissions then required under the Code or ERISA to the appropriate governmental agencies necessary in connection with such termination; and

                    (iii) notwithstanding clause (2) above, prior to the Closing Date, the Corporations shall direct the Trustees of the NEBC 401(k) Plan (the "Trustees") to distribute the fully vested account balances to the NEBC 401(k) Plan participants, as provided under the NEBC 401(k) Plan, as soon as administratively practicable.

         3.17 Authorization and Non-Contravention; Consents. Each of the Individual Stockholders, CVCA and the Voting Trustees, has full right, power and authority to enter into and to perform this Agreement. Except as set forth in
Section 3.17 of the Sellers Disclosure Schedule, each consent, authorization, order or approval of or filing or registration with, any governmental authority required in connection with the execution, delivery and performance of this Agreement by the Individual Stockholders, CVCA and the Voting Trustees has been or by the Closing Date will be obtained, and the execution and delivery of this Agreement and the performance thereof by the Individual Stockholders, CVCA and the Voting Trustees do not and will not:

               (a) violate any provision of the charter or bylaws of NEBH and NEBC or any law, order, arbitration award, judgment or decree to which either of them is a party or by which they or any of their properties are bound;

               (b) violate or breach, or result with the passage of time in the violation or breach of, or result in the acceleration or termination of or entitle any party to accelerate or terminate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the properties of the Corporations pursuant to, any provision of any mortgage, lien, lease, agreement, permit, indenture, license or instrument to which the Individual Stockholders, CVCA, the Voting Trustees, NEBH or NEBC is a party or by which any of them or any of the Corporations' properties are bound and which is material to the business of the Corporations as now or as proposed to be conducted; or,

               (c) violate or conflict with any other material restriction of any kind or character to which NEBH or NEBC is subject or by which any of its properties may be bound.

         3.18 Labor Relations. Except as described in Section 3.18 of the Sellers Disclosure Schedule, there are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any or all of NEBH or NEBC's employees; no such petitions have been pending at any time within five years of the date of this Agreement, and, to the best knowledge of the Individual Stockholders and CVCA, there has not been any organizing effort by any union or any other group seeking to represent any employees of NEBH or NEBC as their exclusive bargaining agent at any time within five years of the date of this Agreement; and there are no labor strikes, work stoppages or other labor troubles now pending or, to the best knowledge of the Individual Stockholders and CVCA, threatened against NEBH or NEBC, nor have there been any such labor strikes, work stoppages or other labor troubles at any time within five years of the date of this Agreement.

         3.19  Insurance. Set forth in Section 3.19 of the Sellers Disclosure
Schedule is a true, correct and complete listing of all insurance policies or binders of insurance which relate to the Corporations' business. Except as set forth in the Schedule:

               (a) the coverage under each such policy and binder is in full force and effect, and no notice of cancellation or nonrenewal with respect to, or disallowance of any claim under, any such policy or binder has been received by NEBH or NEBC;

               (b) there are no programs of self-insurance relating to the Corporations' business;

               (c) there are no pending or unpaid claims under any such insurance policy; and

               (d) to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, no event has occurred which reasonably might form the basis of any claim against NEBH or NEBC relating to their business or operations or any of their assets or properties covered by any of the policies or binders set forth in the Schedule or which would reasonably be expected to increase materially the insurance premiums payable under any such policy or binder.

         3.20 Intellectual Property. Section 3.20 of the Sellers Disclosure Schedule sets forth a true and complete list, including, where applicable, the date of application, date of registration, date of issuance, date of termination, serial or registration number of each patent, trademark or copyright and the book value thereof, as of the Balance Sheet Date, of all intellectual property which is related to the business of NEBH or NEBC, and describes the extent of the interest of the Corporations and any third party therein. Except as stated in such Schedule, the right, title or interest of the Corporations in any intellectual property is free and clear of adverse claims, liens, mortgages, charges, security interests and encumbrances or other restrictions or limitations of any kind other than the Permitted Encumbrance. NEBH and NEBC own or have the legal right to use all intellectual property necessary for the non-infringing design, manufacture, use or sale, as the case may be, of all of the products, components of products and services which they, in their business as currently conducted, manufacture, use or sell. Except as set forth in such Schedule, to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, NEBH and NEBC have not, within the time period as to which liability is not barred by statute, infringed or misappropriated any intellectual property of another, received from another any notice or claim in respect thereto, committed any acts of unfair competition, or received from another any notice or claim in respect thereto.

         3.21 Compliance with Applicable Law. To the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, NEBH and NEBC are, in the conduct of their business and with respect to the properties owned or used by them, currently in compliance with all foreign, federal, state or local laws, statutes, ordinances, regulations and permits, the failure to comply with which could materially adversely affect their business, operations, earnings or financial condition.

         3.22 Environmental Laws. Except as set forth in Section 3.22 of the Sellers Disclosure Schedule:

               (a) the facilities located at 125 and 110 Industrial Park Road, Hingham, Massachusetts, used by NEBH and NEBC (collectively, the "Facilities") comply and have at all times complied with, and NEBH and NEBC are not in violation of and have not violated, in connection with the ownership, use, maintenance or operation of the Facilities and the conduct of the business related thereto, any environmental laws;

               (b) NEBH and NEBC (i) have operated the Facilities and have at all times received, handled, used, stored, treated, shipped and disposed of all hazardous material in compliance with all environmental laws and all other applicable health or safety statutes, ordinances, orders, rules, regulations or requirements, and (ii) have removed (or will remove prior to the Closing) from the Facilities all hazardous material, other than those permitted to be retained by NEBH or NEBC at the Facilities pursuant to applicable law or valid permits or other approvals issued by relevant governmental authorities;

               (c) no work, repairs, construction or capital expenditures with respect to the Facilities are necessary in order to bring them into compliance with or avoid violation of any environmental laws;

               (d) to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, no hazardous material has been released into the environment or deposited, discharged, placed or disposed of at, on or near the Facilities, nor have the Facilities been used at any time by any person as a landfill or a waste disposal site;

               (e) no notices of any violation of any of the matters referred to in subsections (a) through (d) above relating to the Facilities or their use have been received by NEBH or NEBC, and there are no outstanding writs, injunctions, decrees, orders or judgments or pending or (to the best knowledge of the Individual Stockholders and CVCA) threatened lawsuits, claims, proceedings or investigations relating to the ownership, use, maintenance or operation of the Facilities, nor is there any basis for the institution or filing of such lawsuits, claims, proceedings or investigations;

               (f) there are no monitoring wells at the Facilities for monitoring hazardous leachate or other hazardous substances or releases;

               (g)  there are no subsurface tanks situated at the Facilities;

               (h) there is no evidence of PCB contamination from any power transformer, capacitor or any other source at the Facilities;

               (i)  there is no asbestos-containing material at the Facilities;
and

               (j) NEBH and NEBC know of no fact or circumstance that would reasonably be expected to give rise to any future civil, criminal or administrative proceedings against them under any environmental laws.

         3.23 Litigation. Except as set forth in Section 3.23 of the Sellers Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to the best knowledge of the Individual Stockholders or CVCA, threatened against NEBH or NEBC, and there are no facts known to the Individual Stockholders or CVCA which would reasonably be expected to serve as the basis for any such action, suit, proceeding or investigation; and NEBH and NEBC are not in default in respect of any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental department, commission, board, bureau, agency or instrumentality.

         3.24 Unlawful Payments. NEBH and NEBC have not, directly or indirectly, made any of the following payments: (i) illegal political contributions, (ii) payments from corporate funds not recorded or falsely recorded on their books and records, (iii) payments from corporate funds to governmental officials in their individual capacities for the purpose of obtaining favorable treatment in securing business or licenses or to obtain special concessions, or (iv) illegal payments from corporate funds to obtain or retain business.

         3.25 Permits. Except as set forth in Section 3.25 of the Sellers Disclosure Schedule:

               (a) NEBH and NEBC hold all permits, licenses, orders and approvals of all foreign, federal, state or local governmental or regulatory bodies required to conduct their business as currently conducted; all such permits, licenses, orders and approvals are in full force and effect, and, to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, no suspension or cancellation of any of them is threatened; and none of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated in this Agreement;

               (b) NEBH and NEBC are currently in compliance with the rules and regulations of all governmental agencies having authority over them, including, without limitation, agencies concerned with export and import licenses, occupational safety, environmental protection and employment practices, the failure to comply with which could adversely affect their business, operations, earnings or financial condition;

               (c) NEBH and NEBC have not received notice of violation of any such rules or regulations within the last five years, which could result in any liability to the Corporations for penalties or damages or any injunction or governmental order or decree.

         3.26 Restrictive Covenants. Except as set forth on in Section 3.26 of the Sellers Disclosure Schedule, NEBH and NEBC are not a party to any agreement, contract or covenant limiting their freedom in competing in any line of business or with any person or other entity in any geographic area.

         3.27  Tax Matters.

               (a) Except as set forth in Section 3.27 of the Sellers Disclosure Schedule:

                    (i) All federal, state and local income, payroll, sales, franchise and other tax returns, and all reports of estimated federal, state and local taxes, required to be filed to date by or on behalf of the Corporations have been duly filed on a timely basis (unless otherwise indicated in Section 3.27 of the Sellers Disclosure Schedule), and such returns and reports of estimated taxes are true, complete and correct to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry. All estimated taxes shown on such reports and all taxes shown to be payable on such returns or on subsequent assessments with respect thereto have been paid in full on a timely basis (unless otherwise indicated in such Schedule), and, to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, no other taxes are payable by the Corporations with respect to items or periods covered by such returns (whether or not shown on or reportable on such returns). Each of the Corporations has withheld and paid over all taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no liens on any of the assets of NEBH and NEBC with respect to taxes, other than liens for taxes not yet due and payable or for a tax liability that NEBH or NEBC is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established, as set forth in Section 3.27 of the Sellers Disclosure Schedule. Neither NEBH or NEBC currently is the beneficiary of any extension of time to file any return. No claim has ever been made by an authority in a jurisdiction where NEBH and NEBC do not file returns that either of them is or may be subject to tax by that jurisdiction.


                    (ii) Purchaser has been furnished by Sellers or the Corporations with true and complete copies of (A) all tax audit reports, statements of deficiencies, and closing or other agreements received by NEBH or NEBC relating to taxes, and (B) all federal, state and local income or franchise tax returns for the Corporations, in each case for all periods ending on and after December 31, 1989. Neither of the Corporations has been a member of an affiliated group filing consolidated returns other than a group of which NEBH and NEBC were the only members. Neither NEBH nor NEBC has done or is doing business or has derived or is deriving income from activities conducted (except to the extent protected by P.L. 86-272), in any state, local, territorial or foreign taxing jurisdiction other than those for which all tax returns have been furnished to Purchaser.

                    (iii) The returns of NEBH and NEBC have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to the best knowledge of the Individual Stockholders and CVCA, threatened (either in writing or orally, formally or informally). To the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, no deficiencies exist, and no deficiencies have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to taxes of the Corporations, and neither of the Corporations has received notice (either in writing or orally, formally or informally) or expects to receive notice that it has not filed a return or paid taxes required to be filed or paid by it. Neither of the Corporations is a party to any action or proceeding for assessment or collection of taxes, and no such action or proceeding has been asserted or, to the best knowledge of the Individual Stockholders or CVCA, threatened (either in writing or orally, formally or informally) against the Corpora tions or any of their assets. No waiver or extension of any statute of limitations is in effect with respect to taxes or returns of the Corporations. Each of the Corporations has disclosed on federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty, and such disclosures are reflected in the copies of tax returns delivered to Purchaser.


                    (iv) Neither of the Corporations is, nor has it been, a party to any tax-sharing agreement or arrangement.

                    (v) Neither of the Corporations has made an election under Section 338 of the Code or has taken any action that would result in any income tax liability as a result of a deemed election within the meaning of
                           Section 338 of the Code. Neither of the Corporations is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
                           Section 897(c)(1)(A)(ii) of the Code and Purchaser is not required to withhold tax on the purchase of the stock of NEBH by reason of Section 1445 of the Code. Neither of the Corporations is a "consenting corporation" under Section 341(f) of the

                           Code. Neither of the Corporations has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense pursuant to
                           Section 28OG of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Neither of the Corporations has made or will make (A) a deemed dividend election under Treasury Regulations Section 1.1502-32(f)(2) or (B) a consent dividend filing under Section 565 of the Code. Neither of the Corporations has agreed to, nor is it required to make, any adjustment under Code
                           Section 481(a) by reason of a change in accounting method or otherwise.

               (b) The Sellers Disclosure Schedule and the Financial Statements contain an accurate and complete description of the adjusted tax basis of NEBH and NEBC in their assets as of December 31, 1994, their current and accumulated earnings and profits, their tax carryovers, excess loss accounts, tax elections affecting either of the Corporations, and deferred intercompany transactions. Except as disclosed in the Sellers Disclosure Schedule, the Corporations have no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

         3.28 Bank Accounts and Powers of Attorney. Section 3.28 of the Sellers Disclosure Schedule lists the name of each bank, savings and loan, or other financial institution, in which NEBH or NEBC has an account, including cash contribution accounts or safe deposit boxes, the names of all persons authorized to draw thereon or to have access thereto, and the names of any persons holding powers of attorney with respect to the business of the Corporations and a summary of the terms thereof.

         3.29  Corporate and Fictitious Names. Except as disclosed in Section
3.29 of the Sellers Disclosure Schedule, neither of the Corporations have been known by or used any other corporate or fictitious name.

         3.30  Absence of Certain Recent Changes. Except as disclosed in Section
3.30 of the Sellers Disclosure Schedule, since September 30, 1995, NEBH and NEBC have conducted their operations and business only in the ordinary course and have not:

               (a) suffered either any material adverse change in their financial condition, results of operations or business or any other event or condition of any character that might reasonably be expected to have a material adverse effect on their business or prospects, including any liabil- ity, loss, damage or expense outside the ordinary course of business, except for any such material adverse change or other event or condition disclosed in an updated Sellers Disclosure Schedule to be provided to Purchaser in accordance with the provisions of Section 5.11 of this Agreement;

               (b) suffered any loss or prospective loss of one or more dealers, suppliers or customers, or altered any contractual arrangement with any one or more of its dealers, suppliers or customers, the loss or alteration of which, either individually or in the aggregate, would have a materially adverse effect on the business or prospects of NEBH or NEBC, except for any such loss or alteration disclosed in an updated Sellers Disclosure Schedule to be provided to Purchaser in accordance with the provisions of Section 5.11 of this Agreement;

               (c) made any capital expenditure or commitments for the acquisition or construction of any single item of property, plant or equipment in excess of $5,000;

               (d) amended or terminated any lease, contract or material commitment to which NEBH or NEBC is a party;

               (e) entered into any transaction not in the ordinary course of business or otherwise inconsistent in any respect with the past practices or conduct of the business of NEBH or NEBC;

               (f) declared, set aside or paid any dividend or other distribution in respect of the capital stock of NEBH or NEBC;

               (g) sold any accounts receivable, disposed of any inventories other than in the ordinary course of business or accrued any liabilities not in the ordinary course of business;

               (h) changed any material accounting principle, material procedure or material practice followed by NEBH or NEBC or the method of applying such principle, procedure or practice;

               (i) incurred any indebtedness for borrowed money, other than pursuant to the Credit Agreement and in the ordinary course of business;

               (j) to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, created, assumed or permitted to exist any lien, pledge, security interest, encumbrance or mortgage of any kind on any of its properties or assets other than pursuant to the Credit Agreement;

               (k) to the best knowledge of the Individual Stockholders and CVCA after reasonable inquiry, permitted the occurrence or continuance of any default under any agreement, except for a default existing under Section 6.5.1 of the Credit Agreement, which default has been waived for the period ended September 30, 1995 as set forth in Section 3.30 of the Sellers Disclosure Schedule;

               (l) acquired the securities or substantially all of the assets of any other entity;

               (m)  merged or consolidated with any entity;

               (n) established or agreed to establish any pension, retirement, profit-sharing, deferred compensation or other employee benefit or welfare plan for the employees of NEBH or NEBC;

               (o) increased the rate of compensation payable or to become payable to the Corporations' officers or employees or increased the amounts paid or payable to such officers or employees under any Plan, or made or increased any arrangements made for or with any of such officers or employees for the payment of any bonus or profit-sharing amounts; provided, however, that the amounts payable by NEBH to Messrs. Corvelli, Middleton and Moneghan pursuant to
Section 9 (vi) of the Stock and Note Purchase Agreement dated August 26, 1987 among NEBH, CVCA and others, up to an aggregate limit of $350,000, shall not be deemed to constitute a prohibited bonus or profit-sharing contribution contemplated by this provision, and provided further, however, that any such bonus permitted to be paid and actually paid pursuant hereto shall be payable in 12 equal monthly installments commencing on the date of Closing;

               (p) entered into any employment or similar contract with any officer or employee;

               (q) amended in any material respect or terminated any Plan or agreement concerning employee benefits or compensation or made awards or distributions under any such Plan or agreement not consistent with past practice or custom except as contemplated herein;

               (r) entered into any material contract (including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements) which (A) contain a grant or other transfer, whether present, retroactive, prospective, or contingent, by it of any rights in any Intellectual

Property, or (B) contain a promise made by or to it to pay any lump sum or royalty or other payment or consideration with respect to the acquisition, practice or use of any intellectual property.

         3.31 OSHA. Except as otherwise provided in Section 3.31 of Sellers Disclosure Schedule, during the five years immediately prior to the date of this Agreement, neither of the Corporations has been cited for any violations of the Occupational Safety and Health Act of 1970, as amended, nor are there any citations pending as a result of inspections of NEBH or NEBC or for noncompliance with such Act. Except as otherwise provided in such Schedule, each of the conditions which resulted in the issuance of a citation has been abated or otherwise corrected to the satisfaction of the Occupational Safety and Health Administration as of the date of this Agreement.

         3.32 Immigration Matters. Except as set forth in Section 3.32 of the Sellers Disclosure Schedule, each of the Corporations has properly completed and maintained Forms I-9 on all persons who became employed by the Corporations for the past three years, and any alien employee of the Corporations is employed pursuant to a valid temporary work authorization. The Schedule lists the names of any alien employees who are required to have temporary work authorizations, the date of their employment and their job titles and responsibilities, and attached to such Schedule is the Form I-9 for each such person.

         3.33 Brokers. No finder, broker, or agent (i) has acted for or on behalf of Sellers or NEBH or NEBC in connection with negotiation or consummation of this Agreement or the transactions contemplated hereby or (ii) is entitled to any commission or finders fee in connection therewith.

         3.34 Accuracy of Information Furnished. No statement by the Individual Stockholders or CVCA contained in this Agreement or in any Schedule hereto or in the Financial Statements, and no statement contained in any certificate or other instrument or document furnished or to be furnished by or on behalf of the Individual Stockholders or CVCA to Purchaser pursuant hereto, or in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact which is necessary to make the statements contained herein or therein not misleading.

                        IV. REPRESENTATIONS OF PURCHASER

         Purchaser represents and warrants to the Individual Stockholders and CVCA, acknowledging that they are materially relying thereon, as follows:

         4.1 Authorization. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly approved by the Purchaser's Board of Directors. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate such transactions in accordance with the terms and conditions of this Agreement. This Agreement constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws or by legal or equitable principles relating to or limiting creditors' rights generally.

         4.2 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York.

         4.3 Non-Contravention. The execution, delivery and performance of this Agreement by Purchaser do not and will not (i) conflict with the charter or the by-laws of Purchaser, (ii) violate any order, writ, injunction, or decree applicable to Purchaser or (iii) result in any breach or termination of, or constitute a default under, or constitute an event which, with notice or lapse of time, or both, would become a default under, or create any rights of termination, cancellation, or acceleration in any person under, any contract, agreement, arrangement, commitment, license, lease, easement, permit, right of way or understanding or violate any provisions of any laws, ordinances, rules or regulations to which Purchaser is a party or by which Purchaser or any of its assets, business or operations is bound; provided, however, that Purchaser will be required to obtain the consent of CoreStates Bank and the Maryland Industrial Development Finance Authority to its execution of this Agreement.

         4.4 No Broker. No finder, broker, or agent (i) has acted for or on behalf of Purchaser in connection with negotiation or consummation of this Agreement or the transactions contemplated hereby or (ii) is entitled to any commission or finders fee in connection therewith.

                      V. CONDUCT PENDING CLOSING; COVENANTS

         5.1   Access and Information. From the date of this Agreement until the
Closing:

               (a) The Individual Stockholders shall cause NEBH and NEBC to permit Purchaser and Purchaser's counsel, accountants, investment bank, commercial bank and other representatives full access during normal business hours and upon reasonable notice to all of the properties, assets, books, records, agreements, commitments and other documents of NEBH and NEBC;

               (b) The Individual Stockholders and NEBH and NEBC shall furnish to Purchaser and its representatives all information with respect to the Corporations as Purchaser may reasonably request; and

               (c) The Individual Stockholders and NEBH and NEBC shall permit and facilitate communications between Purchaser and all providers, suppliers and other persons having dealings with the Corporations.

         5.2 Cooperation and Publicity. From the date of this Agreement until the Closing, the Individual Stockholders and CVCA will cause NEBH and NEBC and their officers and employees to cooperate with Purchaser and its representatives in planning for the post-Closing operations of NEBC and Purchaser on a combined basis, including the possible merger or consolidation of NEBH and NEBC with the Purchaser. In addition, the Individual Stockholders, CVCA and Purchaser will consult with each other before making any public announcements with respect to the transactions contemplated hereby, and any public announcements shall be made only at such time and in such manner as the Individual Stockholders, CVCA and Purchaser shall mutually agree.

         5.3 Other Proposals to Sellers. From the date of this Agreement until the Closing (provided that this Agreement has not been terminated pursuant to Article X hereof), the Individual Stockholders and CVCA will not, directly or indirectly, whether through representatives or otherwise, solicit or encourage any written inquiries or proposals for the acquisition of the NEBH Shares or all or substantially all of the assets or the business of NEBH or NEBC, and the Individual Stockholders and CVCA will promptly inform Purchaser of any unsolicited offers from third parties for the purchase of the shares of NEBH or NEBC or the purchase of their assets.

         5.4 Notification by Sellers. Each of the Individual Stockholders and CVCA shall give prompt notice to Purchaser of:

               (a) any notice or other communication received by him or it or NEBH or NEBC, or any occurrence or state of facts of which he or it shall become aware, subsequent to the date of this Agreement and prior to the Closing Date, which would cause any representation or warranty of the Individual Stockholders or CVCA to be or become untrue or misleading under this Agreement, or which relate to a default (or event which with notice or lapse of time or both would become a default) under any contract, agreement or instrument to which NEBH or NEBC Company is a party or by or to which either NEBH or NEBC or any of their respective property is bound or subject; and

               (b) Any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with this Agreement and the performance thereof.

         5.5 Conduct of Business. From the date of this Agreement until the Closing Date, the Individual Stockholders and CVCA will cause the business conducted by NEBH and NEBC to be operated in the ordinary and usual course of business, in a manner consistent with current practices, and in compliance with the terms of this Agreement. Without limiting the generality of the foregoing, the Individual Stockholders and CVCA shall cause NEBH and NEBC to:

               (a) use their best efforts to preserve intact their business, organization and relationships with employees, agents, customers and others having business dealings with them;

               (b) use their best efforts to complete or maintain in full force and effect all existing contracts other than the agreement referenced in
Section 5.10 hereof;

               (c)  use their best efforts to preserve their goodwill;

               (d) pay all of their respective accounts payable and other obligations as they become due; and

               (e) maintain in force their respective existing insurance policies.

         5.6 Prohibited Activities. From the date of this Agreement until the Closing Date, the Individual Stockholders and CVCA shall take all measures necessary to ensure that NEBH and NEBC will not, without Purchaser's express written consent:

               (a) issue, sell or contract to sell any stock, notes, bonds, or other securities, or any option to purchase the same, or enter into any agreement with respect thereto:

               (b)  amend their charters or bylaws;

               (c) redeem, repurchase, or otherwise acquire any capital stock or securities convertible into or exchangeable for capital stock or enter into any agreement to do so;

               (d) initiate any legal proceedings, including suits and administrative proceedings in either the United States or foreign countries; provided, however, that if any such proceeding is commenced without such consent, the Individual Stockholders and CVCA will be responsible for the costs and expenses (including attorneys fees) of such proceeding and any adverse judgment or award rendered as a result thereof, but shall also be entitled to retain for their own benefit any recovery obtained in such proceeding ;

               (e) suffer either any material adverse change in the financial condition, results of operations or business of the Corporations or any other event or condition of any character that might reasonably be expected to have a material adverse effect on NEBH or NEBC, including any liability, loss, damage or expense outside the ordinary course of business (provided, however, that this undertaking by the Individual Stockholders and CVCA shall be deemed to be one to use their best efforts only);

               (f) suffer any loss or prospective loss of one or more dealers, suppliers or customers, or alter any contractual arrangement with any one or more of their dealers, suppliers or customers, the loss or alteration of which, either individually or in the aggregate, would have an adverse effect on the business of NEBH or NEBC (provided, however, that this undertaking by the Individual Stockholders and CVCA shall be deemed to be one to use their best efforts only);

               (g) make any capital expenditures or commitments for the acquisition or construction of any single item of property, plant or equipment in excess of $5,000;

               (h) amend or terminate any lease, contract or material commitment to which either of the Corporations is a party;

               (i) declare, set aside or pay any dividend or other distribution in respect of the capital stock of either of the Corporations;

               (j) sell any accounts receivable, dispose of any inventories other than in the ordinary course of business or accrue any liabilities not in the ordinary course of business;

               (k) change any material accounting principle, material procedure or material practice followed by NEBH or NEBC or the method of applying such principle, procedure or practice;

               (l) incur any indebtedness for borrowed money other than pursuant to the Credit Agreement and in the ordinary course of business;

               (m) create, assume or permit to exist any lien, pledge, security interest, encumbrance or mortgage of any kind on any of the properties or assets of the Corporations, other than pursuant to the Credit Agreement and in the ordinary course of business;

               (n) permit the occurrence or continuance of any default under any agreement for funded debt, except for a default existing under Section 6.5.1 of the Credit Agreement, which default has been waived as set forth in Section
3.30 of the Sellers Disclosure Schedule;

               (o) acquire the securities or substantially all of the assets of any other entity;

               (p)  merge or consolidate with any entity other than Purchaser;

               (q) increase the rate of compensation payable or to become payable to the Company's officers or employees or increase the amounts paid or payable to such officers or employees under any Plan, or make or increase any arrangements for the payment of any bonus or profit-sharing amounts; provided, however, that the amounts payable by NEBH to Messrs. Corvelli, Middleton and Moneghan pursuant to Section 9 (vi) of the Stock and Note Purchase Agreement dated August 26, 1987 among NEBH, CVCA and others, up to an aggregate limit of $350,000, shall not be deemed to constitute a prohibited bonus or profit-sharing contribution contemplated by this provision, and provided further, however, that any such bonus permitted to be paid and actually paid pursuant hereto shall be payable in 12 equal monthly installments commencing on the date of Closing;

               (r) enter into any employment or similar contract with any officer or employee;

               (s) adopt, amend in any material respect or terminate any Plans, severance plan or agreement or collective bargaining agreement or make awards or distributions under any such plan or agreement, except as otherwise contemplated by Section 5.9 hereof;

               (t) enter into any material contract (including but not limited to assignments, licenses, transfers of exclusive rights, "work for hire" agreements, special commissions, employment contracts, purchase orders, sales orders, mortgages and security agreements) concerning any rights in any Intellectual Property;

               (u) agree, whether in writing or otherwise, to take any action described in this Section 5.6.

         5.7 Certain Affirmative Covenants. Prior to the Closing Date, the Individual Stockholders and CVCA will cause NEBH and NEBC, with the cooperation of Purchaser where appropriate, to:

               (a) comply promptly with all filing requirements, if any, which foreign, federal or state law may impose on the execution, delivery and performance of this Agreement; and

               (b) use their best efforts to obtain any consent, authorization or approval of, or exemption by, any governmental authority or other third party, including without limitation, CVCA, the Corporations' lenders and landlords and those persons or entities who are parties to the agreements or instruments described in the Sellers Disclosure Schedule, whose consent is or may be required to be obtained it in connection with the consummation of the transactions contemplated in this

Agreement, including without limitation, any consent, authorization or approval necessary to waive any default under any of such agreements or instruments.

         5.8   Tax Liabilities and Information.

               (a) The Individual Stockholders shall cause NEBH and NEBC to prepare and timely file all tax returns and amendments thereto and reports of estimated taxes required to be filed by them on or before the Closing Date. The time for filing such returns and reports will not be extended without Purchaser's consent, and, if such late filing occurs or such an extension is obtained (as to which Purchaser shall be informed in each case) without Purchaser's consent, the Individual Stockholders shall be responsible for any interest, penalties or assessments or other costs resulting from such late filing or extension. Purchaser shall have a reasonable opportunity to review such returns, reports and amendments thereto. From the date of this Agreement until the Closing Date, the Individual Stockholders will cause NEBH and NEBC to pay and discharge all taxes, assessments and governmental charges upon or against them or any of their properties or assets, including liabilities for estimated tax payments and all other tax liabilities, before the same shall become delinquent and before penalties accrue thereon, except to the extent and as long as:

                    (i) the same are being contested in good faith and by appropriate proceedings pursued diligently and in such a manner as not to cause any adverse effect upon the condition (financial or otherwise) or operations of the Corporations; and

                    (ii) the Corporations shall have set aside on their books reserves (segregated to the extent required by sound accounting practice) in the amount of the demanded principal imposition, together with interest and penalties relating thereto, if any.

Between the date of this Agreement and the Closing Date, the Individual Stockholders shall give Purchaser and its authorized representatives full access to all tax returns and estimated tax reports of NEBH and NEBC, whether in their possession or in the possession of third parties. The Individual Stockholders and NEBH and NEBC shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to the Corporations and shall ensure that such agreements are of no further force or effect.

               (b) With respect to NEBH and NEBC tax returns and reports required to be prepared and filed after the Closing Date for any prior period through the Closing Date ("Post-Closing Returns"): (i) the Individual Stockholders will prepare, sign and timely file all Post-Closing Returns, and, for this purpose, shall have access after the Closing Date to the appropriate tax and financial records of the Corporations as set forth in subsection (f) of this Section 5.8; (ii) the Purchaser shall have a reasonable opportunity to review such returns prior to the filing thereof; and (iii) any taxes shown by the Post-Closing Returns to be payable in the ordinary course shall be the responsibility of the Corporations, subject to the provisions of the following subsection. (c) Notwithstanding any other provision of this Agreement to the contrary, if, as the result of any tax audit, examination, or proceeding by any tax authority, any deficiency, assessment, interest or penalty is asserted (whether before or after the Closing) against NEBH or NEBC with respect to any period prior to and through the Closing Date, any liability in respect thereof shall (subject to the provisions of Section 8.2 of this Agreement) be the responsibility of the Individual Stockholders and CVCA (and not the obligation of NEBH, NEBC or the Purchaser) to the extent, and only to the extent, that any such deficiency, assessment, interest or penalty exceeds the tax benefit received by Purchaser or the Corporations with respect to the item which is the subject of such tax audit, examination or proceeding; provided, however, that if the subject deficiency, assessment, interest or penalty results in a tax benefit to be received by refund claims, then such deficiency, assessment, interest or penalty shall be paid in full from the Escrow Fund described in Section 8.2, and Purchaser will cause to be filed any and all applicable refund claims and will reimburse the Escrow Fund if, as and when any such refund (and any interest thereon) is received.

               (d) The Purchaser shall be responsible for preparing and filing any NEBH or NEBC tax returns required for any period after the Closing Date, and for any tax liabilities in connection therewith.

               (e) The Purchaser and the Individual Stockholders agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Corporations as is reasonably necessary for the preparation and filing of any return, claim for refund or other required or optional filings relating to tax matters, for the preparation for and proof of facts during any tax audit, for the preparation for any tax protest, for the prosecution or defense of any suit or other proceeding relating to tax matters and for the answer to any governmental or regulatory inquiry relating to tax matters.

               (f) The Purchaser agrees to retain possession of all accounting, business, financial and tax records and information (i) relating to the Corporations in existence on the Closing Date and transferred to the Purchaser hereunder and (ii) coming into existence after the Closing Date which relate to the Corporations before the Closing Date, for the period not to exceed six years from the Closing Date. In addition, from and after the Closing Date, the Purchaser agrees that it will not unreasonably withhold access by the Individual Stockholders and CVCA and their attorneys, accountants and other representatives (after reasonable notice and during normal business hours and with reasonable charge), to such books, records, documents and any or all other information relating to the Corporations as the Individual Stockholders and CVCA may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such return, filing, audit, protest, claim, suit, inquiry or other proceeding. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Corporations.

         5.9 Termination of Employee Benefit Plans. On or before the Closing Date, the Individual Stockholders and CVCA will cause NEBH and NEBC to take all actions necessary to terminate, effective on or prior to the Closing Date, the Plans to be terminated on or prior to the Closing Date, listed in Section 3.16 of Sellers Disclosure Schedule, and such termination shall be accomplished without requiring any contributions or payments after the Closing Date by NEBH, NEBC or Purchaser. Such actions shall include, but shall not be necessarily limited to the actions described in Section 3.16(o) of the Sellers Disclosure Schedule. Purchaser agrees to credit any employee of NEBC and NEBH who will be employed by Purchaser immediately after the Closing Date for such employee's prior service as an employee of NEBH or NEBC, for purposes of eligibility and vesting under the Purchaser's Employees' Savings and Investment Plan, or any successor plan.

         5.10 Termination of Dynamic Graphic Agreement. On or before the Closing Date, the Individual Stockholders and CVCA will cause NEBH and NEBC to take all actions necessary to terminate the agreement of NEBC with Dynamic Graphic Finishing, Inc., and such termination shall be without any obligation or liability to NEBH, NEBC or Purchaser, except for the cost of relocating equipment of Dynamic Graphic Finishing, Inc. previously used by NEBC in connection with foil stamping.

         5.11 Updated Financial Statements and Disclosure Schedules. From the date of this Agreement until the Closing Date, the Individual Stockholders and CVCA will cause NEBH and NEBC to prepare and deliver to Purchaser (i) monthly unaudited financial statements for each calendar month subsequent to the Balance Sheet Date, and (ii) an amended Sellers Disclosure Schedule updated to reflect current information as of the end of each such calendar month, in each case no later than 20 days after the end of such calendar month.

         5.12 Books and Records to be Kept Current. From the date of this Agreement until the Closing Date, the Individual Stockholders and CVCA shall cause NEBH and NEBC to keep their books and records current and to safeguard and maintain such books and records and other corporate documents, so that such books, records and documents will be available to the Purchaser from and after the Closing.

              VI. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligation of Purchaser to consummate the transactions contemplated in this Agreement is subject to the fulfillment of each of the following conditions:

         6.1 Authorization of Board. The form and substance of this Agreement and all appended Exhibits and Schedules, and the consummation of the transactions contemplated thereby shall have been duly approved by the Board of Directors of the Purchaser.

         6.2 Financing Commitment. The Purchaser shall have obtained a binding commitment from a commercial lending institution pursuant to which such institution will make available to Purchaser, on or before the Closing Date and on terms acceptable to Purchaser in its sole discretion, financing in an aggregate amount sufficient to pay the Purchase Price and the costs of the acquisition of the NEBH Shares and to provide for the working capital needs of the combined business of Purchaser and NEBH and NEBC after the Closing.

         6.3 Termination of Dynamic Graphic Agreement. The Individual Stockholders and CVCA, as of or prior to the Closing Date, shall have obtained and delivered to Purchaser an instrument, satisfactory in form and substance to Purchaser's attorneys, terminating the agreement between Dynamic Graphic Finishing, Inc. and NEBC, in accordance with the provisions of Section 5.10 above.

         6.4 Leased Facilities Agreements. With respect to facilities leased and occupied by NEBH and NEBC, the Individual Stockholders and CVCA shall have delivered agreements or other instruments, satisfactory in form and substance to Purchaser's attorneys:

                    (i) by which the landlord of the manufacturing facility located at 125 Industrial Park Road, Hingham, Massachusetts, will cause the lease for such facility to terminate on the second anniversary of the Closing, without any further liability to NEBH, NEBC or the Purchaser, as set forth in Section 2.4 above; and

                    (ii) by which each landlord under any Facilities lease containing a restriction or limitation on the acquisition of shares of NEBH or NEBC, or on the merger or consolidation of NEBH or NEBC, waives such restriction or limitation.

         6.5 Termination of Employee Benefit Plans. The Individual Stockholders and CVCA shall have delivered agreements, instruments, certificates and other documents, and a legal opinion of counsel to NEBH and NEBC, all of which shall be satisfactory in form and substance to Purchaser and its attorneys, confirming the termination of each of the Plans to be terminated on or prior to the Closing Date, listed in Section 3.16 of the Sellers Disclosure Schedule, as set forth in Section 5.9 above.

         6.6 Termination of Voting Trust. An agreement or other instrument duly terminating the Voting Trust Agreement shall have been delivered to Purchaser, together with all necessary consents and/or powers of attorney on behalf of the Employee Stockholders, without any expense or liability to Purchaser.

         6.7 NEBH Shares. The Individual Stockholders, CVCA and the Voting Trustees shall have delivered certificates for the NEBH Shares, free and clear of all liens, encumbrances, charges and claims, which Shares, as of the Closing Date, shall be duly and validly issued and fully paid and non-assessable, and which shall constitute all, and not less than all, of the issued and outstanding shares of NEBH.

         6.8 Officers' Certificates. The Sellers shall have delivered the following certificates, dated as of the Closing Date:

               (a) certificates duly executed, respectively, by the Secretary of NEBH and the Clerk of NEBC, certifying as to the incumbency and signatures of the officers of NEBH and NEBC, as to copies of the charter and by-laws of NEBH and NEBC, and as to any director or shareholder resolutions required in connection with the consummation of the transactions contemplated by this Agreement;

               (b) a certificate executed by the Individual Stockholders and CVCA to the effect that the representations and warranties of the Individual Stockholders and CVCA made under this Agreement are true and correct in all material respects at and as of the Closing Date, and that the Individual Stockholders and CVCA have complied with or performed all conditions, and have caused NEBH and NEBC to comply with and perform all conditions, required to be performed by each of them on or prior to the Closing Date in accordance with this Agreement.

         6.9 Opinion of Counsel. The Purchaser shall have received a favorable opinion, dated as of the Closing Date, from Choate, Hall & Stewart, special counsel to the Sellers and counsel to NEBH and NEBC, in form and substance reasonably satisfactory to the Purchaser and its counsel, in the form annexed hereto as Exhibit 4.

         6.10 No Material Adverse Change. No material adverse change in the business, operations, earnings, assets or financial condition of either or both of NEBH and NEBC, (a "Material Adverse Change") shall have occurred. For purposes hereof, a Material Adverse Change shall be deemed to have occurred only if the aggregate consolidated sales of NEBH and NEBC for the six-month period ended December 31, 1995 evidence a decline of 20% or more from the aggregate consolidated sales of the Corporations for the six-month period ended December 31, 1994, as reflected in the Financial Statements.

         6.11 Compliance with Covenants. The Individual Stockholders, CVCA, the Voting Trustees, NEBH and NEBC shall have duly performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         6.12 Truth of Representations. The representations and warranties of the Individual Stockholders and CVCA contained in this Agreement shall have been true and correct in all material respects when made, and shall also be true and correct in all material respects at and as of the Closing Date, with the same force and effect as if made at and as of the Closing.

         6.13 Consents and Waivers. At the Closing, all consents, authorizations, orders or approvals provided for in this Agreement hereof shall have been obtained.

         6.14 Litigation. At the Closing, (i) there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation of the transactions provided for herein or limiting in any manner Purchaser's right to control NEBH or NEBC or any aspect of their business or requiring the sale or other disposition of any of their operations or making such consummation unduly burdensome to the Purchaser, and (ii) no proceeding or lawsuit shall have been commenced and be pending or be threatened by any governmental or regulatory agency or any other person with respect to such consummation which Purchaser, in good faith and with the advice of counsel, believes is likely to result in any of the foregoing or which seeks the payment of substantial damages by NEBH or the or Purchaser.

         6.15 Employment and Non-Competition Agreements. The Employment Agreements and Non-Competition Agreements described in Section 2.1 and 2.2 shall have been executed and delivered.

         6.16 Escrow Agreement and Disbursing Agent. The parties shall have executed and delivered the Escrow Agreement provided for in Article VIII.

         6.17 Miscellaneous Documents. The Individual Stockholders and CVCA shall have caused NEBH and NEBC to deliver certificates of good standing for the jurisdictions in which NEBH and NEBC are incorporated and in which they are qualified to do business, as well as such resolutions, consents and other confirmatory documents and instruments reasonably requested by Purchaser's counsel.

         6.18 Legal Matters. All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Sellers, or with respect to NEBH or NEBC, under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Sellers in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Purchaser.

               VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

         The obligation of the Sellers to consummate the transactions contemplated in this Agreement is subject to the fulfillment of each of the following conditions:

         7.1 Truth of Representations. The representations and warranties made by Purchaser shall be true and correct in all material respects and shall be deemed to have been made again on and as of the Closing Date.

         7.2 Compliance by Purchaser. All the terms, covenants, agreements and conditions of this Agreement to be complied with and performed by the Purchaser on or before the Closing Date shall have been complied with and performed in all respects.

         7.3 Litigation. No action or proceeding shall have been instituted or shall have been threatened to restrain or prohibit any of the transactions contemplated hereby.

         7.4 Payment. The Purchaser shall have obtained the financing commitment set forth in Section 6.3 above and tendered payment of the Purchase Price in accordance with the terms of this Agreement.

         7.5 Employment, Non-Competition and Option Agreements, etc. The Purchaser shall have executed and delivered the agreements described in Article II above.

                        VIII. INDEMNIFICATION AND CLAIMS

         8.1   Indemnification by Sellers. Subject to the provisions of Section
11.1 of this Agreement as to the survival of representations, warranties, covenants and agreements, the Individual Stockholders and CVCA hereby jointly and severally agree to indemnify Purchaser and its directors, officers, employees, agents and affiliates (any of the foregoing being referred to as a "Purchaser Indemnitee" or collectively, "Purchaser Indemnitees") from and against any loss, liability, damage, obligation or expense whether absolute or accrued, including interest, penalties and reasonable attorneys fees and expenses incurred in the investigation or defense of, or in asserting the rights of, the Purchaser Indemnitees hereunder (collectively, "Losses"), incurred and arising directly or indirectly by reason of or in connection with:

                    (i) the inaccuracy or breach of any representation or warranty by the Individual Stockholders or CVCA contained in this Agreement or in any certificate or other document furnished by Sellers or NEBH or NEBC pursuant to this Agreement;

                    (ii)    the nonperformance or breach of any covenant,
                           agreement or obligation of Sellers, NEBH or NEBC which is contained in this Agreement, including, without limitation, the nonperformance of the obligations of the Individual Stockholders set forth in Section 5.8 above, provided, however, that CVCA shall not be liable for any post-Closing conduct by the Individual Stockholders;


                    (iii) any claim of liability under the provisions of the agreement between Dynamic Graphic Finishing, Inc. and NEBC, except for a pre-Closing trade account payable in the or-dinary course of business as disclosed in the Sellers Disclosure Schedule and as otherwise provided in
                           Section 5.10;

                    (iv) any tax liability (of any kind whatsoever) of Purchaser, NEBH or NEBC (including any interest and penalty) resulting from or in connection with any breach of the representations contained in Section
                           3.27 or nonperformance of the obligations of Individual Stockholders set forth in Section 5.8;

                    (v) any past, present or future obligation or liability, whether or not disclosed pursuant to this Agreement, arising from a condition prior to Closing at any of the Facilities, which, as a result of enforcement of any federal, state or local environmental or land use laws or regulations, results in Losses; and

                    (vi) any obligation or liability arising or resulting from the termination of any or all of the Plans listed in
                           Section 3.16 of the Sellers Disclosure Schedule, and any liability or obligation resulting from any failure by NEBH or NEBC to have made any contributions, pay any premiums or take any steps required by applicable laws or regulations in connection with such Plans prior to the Closing.

         8.2 Certain Limitations as to Indemnification Liability. Notwithstanding the foregoing:

               (a) the liability of the Individual Stockholders and CVCA for Losses shall extend only to Losses in amounts exceeding any tax benefit or insurance proceeds actually received by Purchaser, NEBH or NEBC in connection with such Losses, provided, however, that (i) payments from the Escrow Fund regarding any tax liabilities shall be subject to the provisions of Section 5.8(c) above; and (ii) any losses subject to or covered by insurance shall be paid in full from the Escrow Fund and, if, as and when the proceeds of any insurance recovery are received, such proceeds shall be used to reimburse the Escrow Fund;

               (b) the maximum liability of CVCA for Losses under Section 8.1 and any other provision of this Agreement shall not exceed an amount equal to the portion of the Purchase Price payable to CVCA as set forth in Schedule A;

               (c)  the liability of CVCA under the provisions of this
Article VIII shall constitute the sole recourse and remedy of the Purchaser against CVCA for any claims arising under this Agreement;

               (d) the maximum liability of the Individual Stockholders for Losses under Section 8.1 shall not exceed the portion of the Purchase Price payable to them as set forth in Schedule A unless any Losses for which they are liable under the provisions of Section 8.1 arise from a knowing breach of any warranty or representation or covenant or other provision contained in this Agreement; and

               (e) except for claims by participants in the NEBC 401(k) Plan, no claim for indemnification under Section 8.1 shall be payable unless such claim amounts to at least $2,500 per occurrence.

         8.3 Indemnity Fund; Escrow. In order to secure the indemnification obligations set forth in Section 8.1 and any other provision of this Agreement, the parties agree that a sum equal to ten percent (10%) of the Purchase Price (the "Escrow Fund") will be set aside and placed in escrow at the Closing, to be held, administered, applied, disbursed and distributed as set forth in a separate escrow agreement ("Escrow Agreement") among the parties (and counsel to Purchaser and counsel to Sellers as joint escrow agents), in the form annexed to this Agreement as Exhibit 5, to be executed and delivered at the Closing. Subject to the provisions of the Escrow Agreement, the Escrow Fund

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will be available to pay any Losses required to be paid and not otherwise resolved or settled, will be maintained for a period of four years after the Closing in an interest-bearing form at a reputable financial institution selected by Purchaser's counsel, and will be released and returned to the Individual Stockholders and CVCA in equal annual increments over such period, provided that such increments shall be adjusted for Losses paid from time to time as set forth in the Escrow Agreement and for pending claims which may result in Losses under Section 8.1. The amount or availability of the Escrow Fund to pay Losses at any given time shall not be deemed to limit or fix the liability of the Individual Stockholders and CVCA under Section 8.1, the limitations on such liability being expressly provided for in Section 8.2, provided, however, that the Purchaser shall be obligated to seek recovery of Losses from the Escrow Fund prior to exercising any other rights to recover such Losses under this Agreement.

         8.4 Purchaser's Right of Offset. In the event that the aggregate Losses shall, at any time, exceed the amount available in the Escrow Fund to pay such Losses (such excess Losses being referred to as the Non-Secured Losses), Purchaser shall have the right to offset and deduct the Non- Secured Losses from: (i) amounts due to the Individual Stockholders by way of any bonus payments referred to in Section 5.6 above; (ii) amounts due to James F. Middleton as compensation under the terms of the Non-Competition agreement annexed as Exhibit 2; and (iii) amounts due to the Individual Stockholders and CVCA in connection with any facilities sublease or otherwise as set forth in
Section 2.4(b) above. In the event the Purchaser shall exercise its right to offset Non- Secured Losses, it shall so notify the Individual Stockholders and CVCA immediately prior to effecting such offset.

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         8.5   Indemnification Procedures and Notice.

               (a) If any event which may give rise to any Losses occurs or is alleged, and any Purchaser Indemnitee asserts that the Individual Stockholders and CVCA have become obligated to such Purchaser Indemnitee pursuant to Section 8.1, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Individual Stockholders and CVCA may become obligated to any Purchaser Indemnitee under any provision, term or condition of this Agreement, such Purchaser Indemnitee shall give written notice thereof to the Individual Stockholders and CVCA. The Individual Stockholders and CVCA shall thereafter defend, contest or otherwise protect the Purchaser Indemnitee against any such suit, action, investigation, claim or proceeding at their sole cost and expense (subject to the limitations set forth in Section 8.2). The Purchaser Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Purchaser Indemnitee's choice and shall in any event cooperate with and assist the Individual Stockholders and CVCA to the extent reasonably possible. If the Individual Stockholders and CVCA fail timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Purchaser Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Purchaser Indemnitee shall be entitled to recover the entire cost thereof from the Individual Stockholders and CVCA including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding, but subject to the limitations provided in Section 8.2.

               (b) If, at any time after the notice and other procedures provided for in the preceding subparagraph are undertaken, a Purchaser Indemnitee will be required to pay any Losses, and if the

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


Individual Stockholders and CVCA have been unable or have failed to pay, settle or eliminate such Losses, the affected Purchaser Indemnitee shall be entitled to payment of the full amount of such Losses from the Escrow Fund (subject to the limitations provided in Section 8.2). In such case, the Purchaser Indemnitee shall send notice to the escrow agents of the Escrow Fund, stating the amount and nature of the Losses, and indicating the inability, failure or refusal of the Individual Stockholders and CVCA to indemnify such Purchaser Indemnitee. Within 15 days after such notice, the escrow agents of the Escrow Fund shall issue a check drawn on the Escrow Fund and payable to the Purchaser Indemnitee in the full amount of such Losses or shall take such other action as shall be provided for in the Escrow Agreement, and shall so notify the Individual Stockholders and CVCA.

         8.6 Distribution and Termination of Escrow Fund. Amounts held in the Escrow Fund, less amounts paid or reserved for Losses or for claims in connection therewith, shall be subject to distribution to the Individual Stockholders and CVCA from time to time, and the Escrow Fund shall be terminated, as set forth in the Escrow Agreement.

         8.7 Indemnification Successors and Assigns. All of the rights and obligations of the Sellers and the Purchaser pursuant to this Article VIII shall survive any sale, assignment or other transfer by the Purchaser of title to or interest in the NEBH Shares and shall apply to and bind each and every successor and assign of the Purchaser.

                            IX. MISCELLANEOUS MATTERS

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         9.1   Parties to Bear Their Own Expenses. The parties will be
responsible for their own legal fees, advisory fees and other expenses incurred by them, respectively, in connection with the preparation of this Agreement and the consummation of the transactions contemplated therein, as well as all personal federal, state and local tax liabilities incurred in connection with such transactions.

         9.2 Purchaser May Assign; Possible Merger. Purchaser has informed Sellers that it is considering (i) merging NEBC into NEBH and/or (ii) merging NEBH and NEBC into Purchaser and/or (iii) merging Purchaser with a new Delaware corporation as a means of reincorporating in Delaware. In connection therewith, Purchaser may assign its interest in this Agreement to a wholly-owned subsidiary corporation, without obtaining the consent of the Sellers; provided, however, that the Purchaser shall remain primarily liable under this Agreement. Subsequent to the completion of the Closing, the Individual Stockholders and CVCA will cooperate with and assist NEBH and NEBC to the extent possible (and without cost to the Individual Stockholders or CVCA) to effectuate such merger.

         9.3 Parties to Cause NEBH to Act. Whenever a provision of this Agreement requires any action to be taken by NEBH or NEBC, the Individual Stockholders, by their execution of this Agreement, undertake to cause such action to be taken by NEBH and NEBC, and CVCA, by its execution of this Agreement, undertakes to use its best efforts to assist the Individual Stockholders in carrying out their obligations under this Section 9.3 and to refrain from taking any action inconsistent with the provisions of this Agreement or the consummation of the transactions contemplated thereby.

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


                         X. TERMINATION PRIOR TO CLOSING

         10.1 Mutual Termination. This Agreement may be terminated at any time prior to Closing by the mutual written consent of the Individual Stockholders, CVCA and the Purchaser.

         10.2 Termination by Purchaser. This Agreement may be terminated at any time prior to Closing by Purchaser, if any of the Sellers or NEBH or NEBC shall
(i) fail to perform the obligations required in this Agreement to be performed by such party on or prior to the Closing Date, or (ii) breach any of the representations, warranties or covenants of the Individual Stockholders or CVCA contained in this Agreement, which failure or breach is not cured within ten
(10) days after the Purchaser has notified the breaching party of Purchaser's intent to terminate this Agreement pursuant to this Section 10.2. This Agreement may also be terminated by Purchaser if it shall not be able to obtain a binding financing commitment as set forth in Section 6.2 on or before December 20, 1995.

         10.3 Termination by Sellers. This Agreement may be terminated by the Individual Stockholders and CVCA if (i) Purchaser has not obtained a binding financing commitment as set forth in Section 6.2 on or before December 20, 1995,
(ii) Purchaser shall fail to perform in any material respect the obligations contained herein required to be performed by such party on or prior to the Closing Date, or (iii) Purchaser shall breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after the Individual

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


Stockholders and CVCA have notified the breaching party of the intent of the Individual Stockholders and CVCA to terminate this Agreement pursuant to this
Section 10.3.

         10.4 Termination by Purchaser or Sellers. Either Purchaser or the Individual Stockholders and CVCA may terminate this Agreement if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on any party which prohibits or restrains such party from consummating the transactions contemplated hereby, or in the event that the transactions contemplated hereby have not been consummated (other than on account of any default by any party hereto) on or prior to January 31, 1996.

                             XI. GENERAL PROVISIONS

         11.1 Survival of Representations, Warranties, etc. Each of the representations and warranties, covenants and agreements contained in this Agreement shall survive for a period of four (4) years from the Closing Date (except that the representations and warranties contained in Section 3.27 shall survive until the applicable tax statutes of limitations relating thereto shall have run) and any liability relating thereto shall be extinguished with regard to any indemnification or other claim not made against the Individual Stockholders or CVCA hereunder prior to the fourth anniversary of the Closing Date, except for claims against the Individual Stockholders based on fraudulent conduct.

         11.2 Entire Agreement. This Agreement and the Schedules, Exhibits, lists and other documents referred to herein constitute the entire agreement among the parties hereto with respect to

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the transactions contemplated hereby and supersede all prior agreements, discussions and proposals with respect thereto, whether written or oral. This Agreement may be modified only by a written instrument executed by the parties.

         11.3 No Assignment. Except as provided in Sections 8.7 and 9.2, neither Sellers nor Purchaser shall have the authority to assign any of their respective interests in this Agreement without the prior written consent of the other party; provided, however, that Purchaser may assign all or any portion of its rights hereunder as security, without the prior written consent of Sellers, to any bank or other financial institution providing financing to Purchaser as set forth in Section 6.2 above. The Individual Stockholders and CVCA shall execute, and shall cause NEBH and NEBC to execute, any documents reasonably required in order to effect such assignments.

         11.4 Benefits of Agreement. This Agreement shall be binding upon and, to the extent permitted in this Agreement, shall inure to the benefit of the Sellers and the Purchaser and their respective successors and assigns. However, it is the intent of the parties hereto that no third-party beneficiary rights be created or deemed to exist, and none shall so exist, in favor of any person not a party to this Agreement, unless otherwise expressly agreed in writing by the parties.

         11.5 Remedies Cumulative. Subject only to the express limitations set forth in this Agreement, including Section 8.2 thereof, the rights and remedies provided herein shall be cumulative and shall not preclude Sellers or Purchaser from asserting any other rights or seeking any other remedies against the other to which it may otherwise be entitled by law.

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         11.6  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law provisions. The parties agree that any actions or claims arising under this Agreement shall be brought in a court of general jurisdiction located in New York County.

         11.7 Notices. Any notice, request, instruction or other document required or permitted to be given hereunder by a party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid overnight delivery service, addressed as follows:

     If to Sellers:

                                Stephen K. Fogg, Esq.
                                Choate, Hall & Stewart
                                Exchange Place
                                53 State Street
                                Boston, MA 02109-2891

     If to Purchaser:

                                Phoenix Color Corp.
                                101 Tandy Drive
                                Hagerstown, MD 21740

                       Attn:        Louis LaSorsa, President
                                    Edward Lieberman, Executive Vice President

     with a copy to:

                                Andrew J. Goodman, Esq.
                                Rosner, Bresler, Goodman & Bucholz
                                521 Fifth Avenue
                                New York, NY 10175

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


or to such other persons or addresses as may be designated in writing by the party desiring to receive such notice. If mailed as aforesaid, the day of mailing shall be deemed to be the date of delivery.

         11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

         11.9 Severability. In case any one or more of the covenants, agreements, provisions or terms contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, provisions or terms contained herein shall be in no way affected, prejudiced or disturbed thereby.

         11.10 Headings. The headings of the various Articles and Sections of this Agreement, were employed, are for convenience of reference only and shall not be deemed in any way to modify, interpret or construe the text of this Agreement or the intent of the parties.

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



         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date and year first above written.

                                          PHOENIX COLOR CORP.

                                 By:      /s/ Louis LaSorsa
                                          ------------------------------
                                          President


                                          /s/ Edmund J. Corvelli, Jr.
                                          ------------------------------
                                          EDMUND J. CORVELLI, JR.,
                                          Individually, and as Voting Trustee


                                          /s/ James F. Middleton
                                          ------------------------------
                                          JAMES F. MIDDLETON,
                                          Individually, and as Voting Trustee


                                          /s/ Edward A. Moneghan
                                          ------------------------------
                                          EDWARD A. MONEGHAN,
                                          Individually, and as Voting Trustee

                                          CHEMICAL VENTURE
                                          CAPITAL ASSOCIATES,
                                          a California Limited Partnership

                                 By:      CHEMICAL VENTURE PARTNERS,
                                          its General Partner

                                 By:
                                          ------------------------------
                                          a General Partner



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